Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is dated December 30, 2008 and amends that certain Employment Agreement dated September 4, 2007, as amended by First Amendment to Employment Agreement dated November 16, 2007 (as amended, the “Employment Agreement”), by and between ZEBRA TECHNOLOGIES CORPORATION (the “Employer”) and ANDERS GUSTAFSSON (the “Executive”).

1.	Section 4E(1) is hereby deleted in its entirety and replaced with the following (the underlined language being added):

include the Executive in any life insurance, disability insurance, medical, dental or health insurance, vacation (of four (4) weeks accrued pro rata in each calendar year, which shall in all instances cease accruing beyond a cap of four (4) weeks of accrued but unused vacation, until said accrued but unused vacation bank drops below a four (4) weeks total), savings, pension and retirement plans and other benefit plans or programs (including, if applicable, any excess benefit or supplemental executive retirement plans) maintained by the Employer for the benefit of its executive officers; and

2.	The first sentence of Section 7B(3) is hereby deleted in its entirety and replaced with the following (the underlined language being added):

Notwithstanding the foregoing, if the Executive is a “specified employee” as such term is defined under Section 409A of the Code and the regulations and guidance promulgated thereunder, any payments described in this Paragraph 7B or Paragraph 7C to the extent applicable shall be delayed for a period of six (6) months following the Executive’s separation of employment to the extent and up to an amount necessary to ensure such payments are not subject to the penalties and interest under Section 409A of the Code.

3.	A new section 7B(4) is hereby added to read as follows:

Each installment of Base Salary and Bonus paid under Section 7B is designated as a separate payment for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F) and the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii). As a result, the following payments are intended to be exempt from Section 409A of the Internal Revenue Code: (1) payments that are made on or before the 15th day of the third month of the calendar year following the calendar year in which the Executive terminates employment, and (2) subsequent payments made on or before the last day of the second calendar year following the year of the Executive’s termination that do not exceed the lesser of two times the Executive’s annual rate of pay in the year prior to the Executive’s termination or two times the limit under Section 401(a)(17) of the Internal Revenue Code then in effect.

4.	Section 7C is hereby deleted in its entirety and replaced with the following (the underlined language being added):

C.           Excise Tax.        If it shall be determined that any payment to the Executive pursuant to this Agreement or any other payment or benefit from the Employer, any affiliate, any shareholder of the Employer or any other person would be subject to the excise tax imposed by Section 4999 of the Code because such payment equals or exceeds three times the “Base Amount” (as defined under Section 280G of the Code) by an amount in excess of ten percent (10%) of such three times the Base Amount, then the Executive shall receive a Tax Gross-Up Payment (as defined below) with respect to all such excise taxes. “Tax Gross-Up Payment” means an amount payable to the Executive such that, after payment of Taxes (as defined below) on such amount there remains a balance sufficient to pay the Taxes being reimbursed. “Taxes” means the incremental United States federal, state and local income, excise and other taxes payable by the Executive with respect to any applicable item of income. Any Tax Gross-Up Payment shall be paid no later than the end of Executive’s taxable year following the taxable year in which Executive remits such Taxes to the applicable taxing authority. If it shall be determined that any payment to the Executive pursuant to this Agreement or any other payment or benefit from the Employer, any affiliate, any shareholder of the Employer or any other person would be subject to the excise tax imposed by Section 4999 of the Code because such payment exceeds three times the Base Amount by an amount equal to ten percent (10%) or less of such three times the Base Amount, then the amount of any payments hereunder which shall be paid to the Executive shall be reduced to an amount equal to one dollar less than three times the Base Amount. In the event that the amount of payments to be reduced is payable over more than one taxable year of Executive, the payments to be made the furthest from the date on which the reduction is made shall be reduced first until the payment limit is reached.

5.	The first sentence in Section 8D is hereby deleted in its entirety and replaced with the following (the underlined language being added):

In the event that the Executive breaches any of the restrictions in this Paragraph 8, he shall forfeit all of the applicable payments and benefits under this Agreement, including but not limited to such payments and benefits pursuant to Paragraph 7 (except those contained in Paragraph 7A or as otherwise prohibited by law), and the Employer shall have the right to recapture and seek repayment of any such applicable payments and benefits under this Agreement.

6.	Defined terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Employment Agreement.

7.	All other provisions of the Employment Agreement shall remain unchanged.

ZEBRA TECHNOLOGIES CORPORATION

By:	/s/ Joanne Townsend	By:	/s/ Anders Gustafsson
	Joanne Townsend, VP Human Resources		Anders Gustafsson

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